As filed with the U.S. Securities and Exchange Commission on May 16, 2025

Registration No. 333-285657

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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ANEW HEALTH LIMITED
(Exact name of registrant as specified in its charter)

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Cayman Islands	8000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 2301-05, 23/F, Tower 5, The Gateway
Harbour City, 15 Canton Road
Tsim Sha Tsui, Kowloon, Hong Kong
Tel: +852 3845 5012
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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c/o Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yuning “Grace” Bai, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Telephone: +1 212-588-0022	Mark E. Crone, Esq. Liang Shih, Esq. Ronniel Levy, Esq. The Crone Law Group, P.C. 420 Lexington Avenue, Suite 2446 New York, NY 10170 Telephone: +1 646-861-7891

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-285657) of ANEW HEALTH LIMITED is being filed solely for the purpose of re-filing Exhibit 15.1 and 23.1. Accordingly, this Amendment No. 3 consists only of the cover page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I of to the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under Cayman Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our Second Amended and Restated Memorandum and Articles of Association will provide that, to the fullest extent permitted by Cayman Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their fiduciary duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

Our Second Amended and Restated Memorandum and Articles of Association will provide that we shall indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as will be provided in our Second Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S or Rule 701 under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

ANEW Health Limited was incorporated on January 17, 2024. In connection with the incorporation, on January 17, 2024, ANEW Health Limited issued one ordinary share to Harneys Fiduciary (Cayman) Limited, which was transferred to AW Ocean Limited on January 25, 2024 for nominal consideration. On January 25, 2024, ANEW Health Limited issued 9,999 Ordinary Shares for consideration of USD 0.999 to AW Ocean Limited.

On February 28, 2025, ANEW Health Limited effectuated a share split of its issued and outstanding shares at a ratio of five thousand (5,000) for one (1) (the “Share Split”). Subsequent to the Share Split, the authorized share capital of ANEW Health Limited became US$50,000 divided into 2,500,000,000,000 Ordinary Shares with a par value of US$ 0.00000002 each, and so that there are 50,000,000 Ordinary Shares issued and outstanding post-Share Split, which all are held by AW Ocean Limited. From a Cayman Islands legal perspective, the Share Split does not have any retroactive effect on our shares prior to the effective date. However, references to our Ordinary Shares in this prospectus are presented on a post-Share Split basis, or as having been retroactively adjusted and restated to give effect to the Share Split, as if the Share Split had occurred by the relevant earlier date.

Item 8. Exhibits and Financial Statement Schedule

(a)     Exhibits.

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Second Amended and Restated Memorandum and Articles of Association
5.1†	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
10.1†	Employment Agreement by and between Ka Wai Victor, MO and the Registrant, dated as of May 21, 2024
10.2†	Employment Agreement by and between Sum Lok, CHEUNG and the Registrant, dated as of May 21, 2024
10.3†	Employment Agreement by and between Chin Wan, YEUNG and the Registrant, dated as of May 21, 2024
10.4†	Lease Agreement for 36/F, Soundwill Plaza, 38 Russel Street, Causeway Bay, Hong Kong, dated January 4, 2024
10.5†	Lease Agreement for 22/F, Grand Central Plaza, 138 Sha Tin Rural Committee Road, Shatin, Hong Kong, dated June 29, 2022
10.6†	Lease Agreement for Units 711, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Hong Kong, dated August 8, 2023
10.7†	Lease Agreement for Units 712, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Hong Kong, dated August 8, 2023
10.8†	Lease Agreement for Units 1907, Mira Place Tower A, 132 Nathan Road, Tsim Sha Tsui, Hong Kong, dated August 8, 2023
10.9†	Lease Agreement for Unit 2301-05, 23/F, Tower 5, The Gateway Harbour City, 15 Canton Road Tsim Sha Tsui, Kowloon, Hong Kong, dated March 15, 2023
10.10†	Form of the Independent Non-Executive Director Offer Letter
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2†	Clawback Policy of the Registrant
14.3†	Insider Trading Policy of the Registrant
15.1*	Letter In Lieu Of Consent For Review Report From WWC, P.C., an Independent Registered Public Accounting Firm
21.1†	List of Subsidiaries
23.1*	Consent of WWC, P.C.
23.2†	Consent of Harney Westwood & Riegels, Cayman Islands Counsel to the Registrant (included in Exhibit 5.1)
23.3†	Consent of Stevenson, Wong & Co., Hong Kong Counsel to the Registrant (included in Exhibit 99.7)
23.4†	Consent of Guangdong Wesley Law Firm
23.5†	Consent of Migo Corporation Limited
99.1†	Audit Committee Charter
99.2†	Compensation Committee Charter
99.3†	Nominating Committee Charter
99.4†	Consent of Anthony S., CHAN, Independent Director Nominee
99.5†	Consent of Pak Lun Patrick, AU, Independent Director Nominee
99.6†	Consent of Wing Ho Simon, MOK, Independent Director Nominee
99.7†	Opinion of Stevenson, Wong & Co. regarding certain Hong Kong law and tax matters
99.8†	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107†	Filing Fee Table

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*        Filed herein

†        Previously filed

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)    To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on May 16, 2025.

ANEW HEALTH LIMITED
By:	/s/ Ka Wai Victor, MO
Name:	Ka Wai Victor, MO
Title:	Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Ka Wai Victor, MO	Chief Executive Officer, Director, and Chairman of the Board	May 16, 2025
Ka Wai Victor, MO	(Principal Executive Officer)
/s/ Sum Lok, CHEUNG	Chief Operating Officer and Director	May 16, 2025
Sum Lok, CHEUNG
/s/ Chin Wan, YEUNG	Chief Financial Officer	May 16, 2025
Chin Wan, YEUNG	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on May 16, 2025.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.